Exhibit (a)(1)(E)

AMERICREDIT CORP.

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING

1.75% CONVERTIBLE SENIOR NOTES DUE 2023

(CUSIP Number: 03060R AM 3)

Pursuant to the Issuer Repurchase Notice

Dated October 20, 2008

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 14, 2008, AND WILL

NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Pursuant to the terms and conditions of the Indenture, dated as of November 18, 2003 (the “Indenture”), by and between AmeriCredit Corp., a Texas corporation (the “Company”), the Guarantors (as defined therein) and HSBC Bank USA, National Association, as Trustee (the “Paying Agent”), relating to the 1.75% Convertible Senior Notes due 2023 of the Company (the “Securities”), at the option of each holder thereof (the “Holder”), each Security will be repurchased by the Company for $1,002.50 per $1,000 principal amount, subject to the terms and conditions of the Indenture, the Securities and the enclosed Issuer Repurchase Notice, dated October 20, 2008, including the accompanying Repurchase Notice (together, the “Offer”).

We are requesting that you contact your clients for whom you hold Securities regarding the Offer. For your information and for forwarding to your clients for whom you hold Securities registered in your name or in the name of your nominee, or who hold Securities registered in their own names, we are enclosing the following documents:

1.	Issuer Repurchase Notice dated October 20, 2008;

2.	A Repurchase Notice relating to the Securities for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery relating to the Securities which is to be used to accept the Offer if certificates for Securities are not immediately available or time will not permit all required documents to reach the Paying Agent prior to 5:00 p.m., New York City time, on November 14, 2008, or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	A Notice of Withdrawal relating to the Securities which is to be used by registered holders of Securities desiring to withdraw the surrender of such Securities in the Offer if (i) Securities have been previously surrendered to the Paying Agent, or (ii) delivery of such Securities has been previously made by book-entry transfer to the Paying Agent’s account at DTC pursuant to the book-entry transfer procedures described under the caption “Procedures to be Followed by Holders Electing to Surrender Securities for Purchase” in the Issuer Repurchase Notice;

5.	A form of letter which may be sent to your clients for whose account you hold Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

To participate in the Offer, a duly executed and properly completed Repurchase Notice relating to the Securities (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Paying Agent and certificates representing the Securities, or a timely confirmation of a book-entry transfer of such Securities, should be delivered to the Paying Agent, all in accordance with the instructions set forth in the Repurchase Notice and the Issuer Repurchase Notice.

If a registered holder of Securities desires to tender, but such Securities are not immediately available, or time will not permit such holder’s Securities or other required documents to reach the Paying Agent before 5:00 p.m., New York City time, on November 14, 2008, or the procedure for book-entry transfer cannot be completed on a timely basis, a Holder may elect to have the Company purchase such Securities by following the guaranteed delivery procedures described in the Issuer Repurchase Notice under “Procedures to be Followed by Holders Electing to Surrender Securities for Repurchase—Notice of Guaranteed Delivery.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Issuer Repurchase Notice and the related documents to the beneficial owners of Securities held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Offer. Holders of Securities will not be obligated to pay or cause to be paid any securities transfer taxes applicable to the repurchase of Securities pursuant to the Offer.

Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be directed to HSBC Bank USA, National Association, the Paying Agent, at its address and telephone number set forth on the front of the Issuer Repurchase Notice.

Very truly yours,

AmeriCredit Corp.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Paying Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Offer, except for statements expressly made in the Issuer Repurchase Notice or the Repurchase Notice.

Enclosures

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